Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
	1-847-943-5678	1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Reports Q3 2022 Results

Third Quarter Highlights

•	Net revenues increased +8.1% driven by Organic Net Revenue[1] growth of +12.1% with underlying Volume/Mix of +0.7%

•	Diluted EPS was $0.39, down 56.2%; Adjusted EPS[1] was $0.74, up +15.7% on a constant currency basis

•	Year-to-date cash provided by operating activities was $2.5 billion, a decrease of $0.2 billion versus prior year; Free Cash Flow[1] was $1.9 billion, down $0.2 billion versus prior year

•	Return of capital to shareholders was $3.3 billion year-to-date

•	Raising both Organic Net Revenue growth outlook to 10%+ and Adjusted EPS growth outlook to 10%+

•	Closed Clif Bar acquisition, helping to create an annual $1+ billion global snack bar business

•	Closed Ricolino acquisition, doubling the size of our Mexico business

•	Announced incremental investment into Cocoa Life program to reach a total of $1.0 billion and expand our goal to source all our cocoa volume from Cocoa Life by 2030

CHICAGO, Ill. – November 1, 2022 – Mondelēz International, Inc. (Nasdaq: MDLZ) today reported its third quarter 2022 results.

“Our third quarter performance demonstrates the resilience of our snacking categories, strength of our brands, broad-based net revenue growth of both our emerging and developed markets, effective execution of pricing, and solid volume growth, enabling us to raise our full-year revenue and earnings outlook,” said Dirk Van de Put, Chairman and Chief Executive Officer. Despite ongoing macro volatility, we remain focused on executing against our strategy and delivering on items we can control, including supporting our brands and retaining healthy volumes, while continuing to deliver strong profit dollar growth and long-term share gains.”

Net Revenue

$ in millions	Reported Net Revenues		Organic Net Revenue Growth
	Q3 2022	% Chg vs PY	Q3 2022	Vol/Mix		Pricing
Quarter 3
Latin America	$913	21.6%	31.6%	5.8	pp	25.8	pp
Asia, Middle East & Africa	1,704	4.6	14.6	8.5	pp	6.1
Europe	2,649	(2.4)	5.2	(4.6)	pp	9.8
North America	2,497	19.6	12.0	(0.6)	pp	12.6

Mondelēz International	$7,763	8.1%	12.1%	0.7	pp	11.4	pp

Emerging Markets	$3,094	19.7%	24.4%	8.0	pp	16.4	pp
Developed Markets	$4,669	1.5%	5.2%	(3.4)	pp	8.6	pp

September Year-to-Date	YTD 2022		YTD 2022
Latin America	$2,615	25.2%	30.1%	8.6	pp	21.5	pp
Asia, Middle East & Africa	5,106	5.8	12.1	7.8	pp	4.3
Europe	8,210	2.2	6.8	1.5	pp	5.3
North America	6,870	12.4	9.7%	(0.4)	pp	10.1

Mondelēz International	$22,801	8.3%	11.2%	3.1	pp	8.1	pp

Emerging Markets	$8,864	19.1%	21.1%	9.2	pp	11.9	pp
Developed Markets	$13,937	2.3%	5.7%	(0.3)	pp	6.0	pp

Operating Income and Diluted EPS

$ in millions, except per share data	Reported			Adjusted
	Q3 2022	vs PY (Rpt Fx)		Q3 2022	vs PY (Rpt Fx)		vs PY (Cst Fx)
Quarter 3
Gross Profit	$2,613	(7.5)%		$2,901	5.7%		12.8%
Gross Profit Margin	33.7%	(5.6)	pp	37.4%	(1.0)	pp

Operating Income	$679	(47.5)%		$1,253	1.9%		9.6%
Operating Income Margin	8.7%	(9.3)	pp	16.1%	(1.1)	pp

Net Earnings [2]	$532	(57.7)%		$1,016	2.4%		12.2%
Diluted EPS	$0.39	(56.2)%		$0.74	5.7%		15.7%

September Year-to-Date	YTD 2022			YTD 2022
Gross Profit	$8,237	(2.2)%		$8,664	4.9%		10.8%
Gross Profit Margin	36.1%	(3.9)	pp	38.0%	(1.3)	pp

Operating Income	$2,700	(21.7)%		$3,727	3.7%		10.6%
Operating Income Margin	11.8%	(4.6)	pp	16.4%	(0.7)	pp

Net Earnings	$2,134	(35.3)%		$3,090	2.1%		10.5%
Diluted EPS	$1.54	(33.9)%		$2.22	3.7%		12.6%

Third Quarter Commentary

•

Net revenues increased 8.1 percent driven by Organic Net Revenue growth of 12.1 percent, and incremental sales from the company’s acquisitions of Clif Bar and Chipita, partially offset by unfavorable currency. Pricing and volume drove Organic Net Revenue growth.

•

Gross profit decreased $211 million, and gross profit margin decreased 560 basis points to 33.7 percent primarily driven by unfavorable year-over-year change in mark-to-market impacts from derivatives and a decrease in Adjusted Gross Profit[1] margin. Adjusted Gross Profit increased $351 million at constant currency, while Adjusted Gross Profit margin decreased 100 basis points to 37.4 percent due to higher raw material and transportation costs and unfavorable mix, partially offset by pricing.

•

Operating income decreased $615 million and operating income margin was 8.7 percent, down 930 basis points primarily due to unfavorable year-over-year change in mark-to-market impacts from derivatives, lower Adjusted Operating Income[1] margin and higher acquisition-related costs, partially offset by lower restructuring costs. Adjusted Operating Income increased $118 million at constant currency while Adjusted Operating Income margin decreased 110 basis points to 16.1 percent, with input cost inflation and unfavorable mix, partially offset by pricing and SG&A leverage.

•

Diluted EPS was $0.39, down 56.2 percent, primarily due to acquisition-related costs incurred in the quarter, an unfavorable year-over-year change in mark-to-market impacts from derivatives, lapping a prior-year net gain on equity method transactions, higher acquisition integration costs and contingent consideration adjustments, intangible asset impairment charges incurred in the quarter and inventory step-up charges, partially offset by lower restructuring costs and an increase in Adjusted EPS.

•

Adjusted EPS was $0.74, up 15.7 percent on a constant currency basis driven by strong operating gains, lower taxes, fewer shares outstanding and higher income from equity method investments, partially offset by higher interest expense.

•	Capital Return: The company returned $0.8 billion to shareholders in cash dividends and share repurchases.

Leadership Announcements

The company announced three new members of its senior management team:

•

Frank Cervi has been named Chief Supply Chain Operations Officer. A proven leader with more than 30 years of global supply chain experience, Cervi most recently served as the company’s head of supply chain strategy.

•

Daniel Ramos has been named Chief Research & Development Officer, effective November 8. Ramos is a seasoned global executive with more than 25 years of R&D and consumer-centric innovation expertise. He joins Mondelēz International from The Estée Lauder Companies, where he had a strong focus on advancing sustainable packaging initiatives.

•

Javier Polit, the company’s Chief Digital & Information Officer, is now serving on the Mondelēz International Leadership Team – providing enhanced strategic oversight as the company advances its commitment to becoming the digital snacks leader.

2022 Outlook

Mondelēz International provides its outlook on a non-GAAP basis, as the company cannot predict some elements that are included in reported GAAP results, including the impact of foreign exchange. Refer to the Outlook section in the discussion of non-GAAP financial measures below for more details.

For 2022, the company is updating its 2022 fiscal outlook and now expects 10+ percent Organic Net Revenue growth versus the prior outlook of 8+ percent, which reflects the strength of its year-to-date performance. The company’s expectation for Adjusted EPS growth on a constant currency basis is now 10+ percent versus the prior outlook of mid-to-high single digits. The company’s Free Cash Flow outlook remains at $3+ billion, which includes a Clif Bar one-time compensation expense of $0.3 billion related to the buyout of the non-vested employee stock ownership plan shares. The company estimates currency translation would decrease 2022 net revenue growth by approximately 6.4 percent3 with a negative $0.26 impact to Adjusted EPS3.

Outlook is provided in the context of greater than usual volatility as a result of COVID-19 and geopolitical uncertainty.

Conference Call

Mondelēz International will host a conference call for investors with accompanying slides to review its results at 5 p.m. ET today. A listen-only webcast will be provided at www.mondelezinternational.com. An archive of the webcast will be available on the company’s web site.

About Mondelēz International

Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2021 net revenues of approximately $29 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, belVita and LU biscuits; Cadbury Dairy Milk, Milka and Toblerone chocolate; Sour Patch Kids candy and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

End Notes

1.

Organic Net Revenue, Adjusted Gross Profit (and Adjusted Gross Profit margin), Adjusted Operating Income (and Adjusted Operating Income margin), Adjusted EPS, Free Cash Flow and presentation of amounts in constant currency are non-GAAP financial measures. Please see discussion of non-GAAP financial measures at the end of this press release for more information.

2.	Earnings attributable to Mondelēz International.

3.	Currency estimate is based on published rates from XE.com on October 26, 2022.

Additional Definitions

Emerging markets consist of the Latin America region in its entirety; the Asia, Middle East and Africa region excluding Australia, New Zealand and Japan; and the following countries from the Europe region: Russia, Ukraine, Türkiye, Kazakhstan, Georgia, Poland, Czech Republic, Slovak Republic, Hungary, Bulgaria, Romania, the Baltics and the East Adriatic countries.

Developed markets include the entire North America region, the Europe region excluding the countries included in the emerging markets definition, and Australia, New Zealand and Japan from the Asia, Middle East and Africa region.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “likely,” “estimate,” “anticipate,” “objective,” “predict,” “project,” “seek,” “aim,” “target,” “potential,” “outlook” and similar expressions are intended to identify our forward-looking statements, including but not limited to statements about: the impact on our business of the war in Ukraine and current and future sanctions imposed by governments or other authorities, including the impact on matters such as costs, markets, the global economic environment, availability of commodities, demand, supplying our Ukraine business’s customers and consumers, impairments, continuation of and our ability to control our operating activities and businesses in Russia and Ukraine, and our operating results; the impact of the COVID-19 pandemic and related disruptions on our business including consumer demand, costs, product mix, our strategic initiatives, our and our partners’ global supply chains, operations, technology and assets, and our financial performance; price volatility, inflation and pricing actions; our strategic priorities and growth strategy; our future performance, including our future revenue and earnings growth; plans to reshape our portfolio and extend our leadership positions in chocolate and biscuits as well as baked snacks; plans to divest our developed market gum and global Halls candy businesses; our strategic transactions and initiatives; our leadership position in snacking; political, business and economic conditions and volatility; volatility in global consumer, commodity, supply, transportation, labor and currency; the cost environment, including higher labor, customer service, commodity, operating, transportation and other costs; volatility in the natural gas and electricity markets in Europe; consumer behavior, consumption and demand trends and our business in developed and emerging markets, our channels, our brands and our categories; our tax rate, tax positions, tax proceedings, tax liabilities, valuation allowances and the impact on us of potential U.S. and global tax reform; advertising and promotion bans and restrictions in the U.K.; the costs of, timing of expenditures under and completion of our restructuring program; commodity prices, supply and availability; our investments and our ownership interests in those investments, including JDE Peet’s and Keurig Dr Pepper (“KDP”); innovation; currency exchange rates, controls and restrictions, volatility in foreign currencies and the effect of currency translation on our results of operations; the application of highly inflationary accounting for our subsidiaries in Argentina and Türkiye and the potential for and impacts from currency devaluation in other countries; the outcome and effects on us of legal proceedings and government investigations; the estimated value of goodwill and intangible assets; amortization expense for intangible assets; impairment of goodwill and intangible assets and our projections of operating results and other factors that may affect our impairment testing; our accounting estimates and judgments and the impact of new accounting pronouncements; pension expenses, contributions and assumptions; our ability to prevent and respond to cybersecurity breaches and disruptions; our liquidity, funding sources and uses of funding, including debt issuances and our use of commercial paper and international credit lines; our capital structure, credit availability and our ability to raise capital, and the impact of market disruptions on us, our counterparties and our business partners; the planned phase out of London Interbank Offered Rates and transition to other interest rate benchmarks; our risk management program, including the use of financial instruments and the impacts and effectiveness of our hedging activities; working capital; capital expenditures and funding; funding of debt maturities, acquisitions and other obligations; share repurchases; dividends; long-term value for our shareholders; guarantees; the characterization of 2022 distributions as dividends; compliance with our debt covenants; and our contractual and other obligations.

These forward-looking statements involve risks and uncertainties, many of which are beyond our control, and many of these risks and uncertainties are currently amplified by and may continue to be amplified by the COVID-19 pandemic, including the spread of new variants of COVID-19. Important factors that could cause our actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the impact of ongoing or new developments in the war in Ukraine, related current and future sanctions imposed by governments and other authorities, and related impacts on our business, growth, employees, reputation, prospects, financial condition, operating results (including components of our financial results), cash flows and liquidity; global or regional health pandemics or epidemics, including COVID-19; risks from operating globally including in emerging markets, including political, economic and regulatory risks; changes in currency exchange rates, controls and restrictions; volatility of commodity and other input costs and availability of commodities; weakness in economic conditions; weakness in consumer spending; inflation (and related monetary policy actions by governments in response to inflation); pricing actions; tax matters including changes in tax laws and rates, disagreements with taxing authorities and imposition of new taxes; use of information technology and third-party service providers; unanticipated disruptions to our business, such as malware incidents, cyberattacks or other security breaches, and our compliance with privacy and data security laws; competition and our response to channel shifts and pricing and other competitive pressures; promotion and protection of our reputation and brand image; changes in consumer preferences and demand and our ability to innovate and differentiate our products; the restructuring program and our other transformation initiatives not yielding the anticipated benefits; changes in the assumptions on which the restructuring program is based; management of our workforce and shifts in labor availability; consolidation of retail customers and competition with retailer and other economy brands; changes in our relationships with customers, suppliers or distributors; compliance with legal, regulatory, tax and benefit laws and related changes, claims or actions; the impact of climate change on our supply chain and operations; our ability to identify, complete, manage and realize the full extent of the benefits, cost savings or synergies presented by strategic transactions, including our recently completed acquisitions of Chipita, Gourmet Food, Grenade, Clif Bar and Ricolino; significant changes in valuation factors that may adversely affect our impairment testing of goodwill and intangible assets; perceived or actual product quality issues or product recalls; failure to maintain effective internal control over financial reporting or disclosure controls and procedures; volatility of and access to capital or other markets, the effectiveness of our cash management programs and our liquidity; pension costs; the expected discontinuance of London Interbank Offered Rates and transition to any other interest rate benchmark; our ability to protect our intellectual property and intangible assets; and the risks and uncertainties, as they may be amended from time to time, set forth in our filings with the U.S. Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. There may be other factors not presently known to us or which we currently consider to be immaterial that could cause our actual results to differ materially from those projected in any forward-looking statements we make. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release except as required by applicable law or regulation.

Schedule 1

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Net revenues	$7,763	$7,182	$22,801	$21,062
Cost of sales	5,150	4,358	14,564	12,641

Gross profit	2,613	2,824	8,237	8,421
Gross profit margin	33.7%	39.3%	36.1%	40.0%

Selling, general and administrative expenses	1,884	1,436	5,253	4,593
Asset impairment and exit costs	18	62	188	286
Gain on acquisition	—	—	—	(9)
Amortization of intangible assets	32	32	96	102

Operating income	679	1,294	2,700	3,449
Operating income margin	8.7%	18.0%	11.8%	16.4%

Benefit plan non-service income	(30)	(37)	(93)	(135)
Interest and other expense, net	71	82	337	358

Earnings before income taxes	638	1,249	2,456	3,226

Income tax provision	(184)	(342)	(595)	(952)
Effective tax rate	28.8%	27.4%	24.2%	29.5%
(Loss)/gain on equity method investment transactions	(6)	250	(19)	745
Equity method investment net earnings	85	105	300	290

Net earnings	533	1,262	2,142	3,309

Noncontrolling interest earnings	(1)	(4)	(8)	(12)

Net earnings attributable to Mondelēz International	$532	$1,258	$2,134	$3,297

Per share data:
Basic earnings per share attributable to Mondelēz International	$0.39	$0.90	$1.55	$2.34

Diluted earnings per share attributable to Mondelēz International	$0.39	$0.89	$1.54	$2.33

Average shares outstanding:
Basic	1,372	1,399	1,381	1,406
Diluted	1,379	1,408	1,389	1,415

Schedule 2

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions of U.S. dollars)

(Unaudited)

	September 30,	December 31,
	2022	2021
ASSETS
Cash and cash equivalents	$2,177	$3,546
Trade receivables	2,819	2,337
Other receivables	684	851
Inventories, net	3,393	2,708
Other current assets	837	900

Total current assets	9,910	10,342
Property, plant and equipment, net	8,632	8,658
Operating lease right of use assets	668	613
Goodwill	22,387	21,978
Intangible assets, net	19,313	18,291
Prepaid pension assets	1,078	1,009
Deferred income taxes	482	541
Equity method investments	4,498	5,289
Other assets	1,068	371

TOTAL ASSETS	$68,036	$67,092

LIABILITIES
Short-term borrowings	$1,753	$216
Current portion of long-term debt	100	1,746
Accounts payable	6,726	6,730
Accrued marketing	2,258	2,097
Accrued employment costs	829	822
Other current liabilities	2,655	2,397

Total current liabilities	14,321	14,008
Long-term debt	19,811	17,550
Long-term operating lease liabilities	523	459
Deferred income taxes	3,401	3,444
Accrued pension costs	537	681
Accrued postretirement health care costs	291	301
Other liabilities	2,482	2,326

TOTAL LIABILITIES	41,366	38,769

EQUITY
Common Stock	—	—
Additional paid-in capital	32,116	32,097
Retained earnings	31,437	30,806
Accumulated other comprehensive losses	(11,231)	(10,624)
Treasury stock	(25,681)	(24,010)

Total Mondelēz International Shareholders’ Equity	26,641	28,269
Noncontrolling interest	29	54

TOTAL EQUITY	26,670	28,323

TOTAL LIABILITIES AND EQUITY	$68,036	$67,092

	September 30, 2022	December 31, 2021	Incr/(Decr)
Short-term borrowings	$1,753	$216	$1,537
Current portion of long-term debt	100	1,746	(1,646)
Long-term debt	19,811	17,550	2,261

Total Debt	21,664	19,512	2,152
Cash and cash equivalents	2,177	3,546	(1,369)

Net Debt (1)	$19,487	$15,966	$3,521

(1)	Net debt is defined as total debt, which includes short-term borrowings, current portion of long-term debt and long-term debt, less cash and cash equivalents.

Schedule 3

Mondelēz International, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021
CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES
Net earnings	$2,142	$3,309
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	819	837
Stock-based compensation expense	88	88
Deferred income tax provision	41	159
Asset impairments and accelerated depreciation	178	203
Loss on early extinguishment of debt	38	110
Gain on acquisition	—	(9)
Loss/(gain) on equity method investment transactions	19	(745)
Equity method investment net earnings	(300)	(290)
Distributions from equity method investments	169	158
Other non-cash items, net	252	(52)
Change in assets and liabilities, net of acquisitions and divestitures:
Receivables, net	(625)	(417)
Inventories, net	(745)	(342)
Accounts payable	332	420
Other current assets	(143)	(259)
Other current liabilities	413	(231)
Change in pension and postretirement assets and liabilities, net	(162)	(219)

Net cash provided by/(used in) operating activities	2,516	2,720

CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES
Capital expenditures	(621)	(639)
Acquisitions, net of cash received	(3,978)	(833)
Proceeds from divestitures including equity method investments	604	1,498
Proceeds from derivative settlements and other	585	80

Net cash provided by/(used in) investing activities	(3,410)	106

CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES
Net issuances of other short-term borrowings	1,370	207
Long-term debt proceeds	4,490	5,921
Long-term debt repayments	(3,005)	(5,898)
Repurchase of Common Stock	(1,838)	(1,824)
Dividends paid	(1,457)	(1,337)
Other	143	(40)

Net cash provided by/(used in) financing activities	(297)	(2,971)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(167)	(97)

Cash, Cash Equivalents and Restricted Cash
Decrease	(1,358)	(242)
Balance at beginning of period	3,553	3,650

Balance at end of period	$2,195	$3,408

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Financial Measures

(Unaudited)

The company reports its financial results in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). However, management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate the comparison of the company’s historical operating results and trends in its underlying operating results, and provides additional transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company’s performance. The company also believes that presenting these measures allows investors to view its performance using the same measures that the company uses in evaluating its financial and business performance and trends.

The company considers quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of its ongoing financial and business performance and trends. The adjustments generally fall within the following categories: acquisition & divestiture activities, gains and losses on intangible asset sales and non-cash impairments, major program restructuring activities, constant currency and related adjustments, major program financing and hedging activities and other major items affecting comparability of operating results. See below for a description of adjustments to the company’s U.S. GAAP financial measures included herein.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, the company’s non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.

DEFINITIONS OF THE COMPANY’S NON-GAAP FINANCIAL MEASURES

The company’s non-GAAP financial measures and corresponding metrics reflect how the company evaluates its operating results currently and provide improved comparability of operating results. As new events or circumstances arise, these definitions could change. When these definitions change, the company provides the updated definitions and presents the related non-GAAP historical results on a comparable basis. When items no longer impact the company’s current or future presentation of non-GAAP operating results, the company removes these items from its non-GAAP definitions. In the first quarter of 2022, the company added to the non-GAAP definitions the exclusion of incremental costs due to the war in Ukraine, in the second quarter of 2022, the company added to the non-GAAP definitions the exclusion of costs incurred associated with our publicly-announced processes to sell businesses, and in the third quarter of 2022, the company added to the non-GAAP definitions the exclusion of inventory step-up charges associated with acquisitions.

•

“Organic Net Revenue” is defined as net revenues excluding the impacts of acquisitions, divestitures and currency rate fluctuations. The company also evaluates Organic Net Revenue growth from emerging markets and developed markets.

•

“Adjusted Gross Profit” is defined as gross profit excluding the impacts of the Simplify to Grow Program; acquisition integration costs; the operating results of divestitures; mark-to-market impacts from commodity, forecasted currency and equity method investment transaction derivative contracts; inventory step-up charges: and incremental costs due to the war in Ukraine. The company also presents “Adjusted Gross Profit margin,” which is subject to the same adjustments as Adjusted Gross Profit. The company also evaluates growth in the company’s Adjusted Gross Profit on a constant currency basis.

•

“Adjusted Operating Income” and “Adjusted Segment Operating Income” are defined as operating income (or segment operating income) excluding the impacts of the items listed in the Adjusted Gross Profit definition as well as gains or losses (including non-cash impairment charges) on goodwill and intangible assets; divestiture or acquisition gains or losses, divestiture-related costs, acquisition-related costs, and acquisition integration costs and contingent consideration adjustments; remeasurement of net monetary position; impacts from resolution of tax matters; impact from pension participation changes; and costs associated with the JDE Peet’s transaction. The company also presents “Adjusted Operating Income margin” and “Adjusted Segment Operating Income margin,” which are subject to the same adjustments as Adjusted Operating Income and Adjusted Segment Operating Income. The company also evaluates growth in the company’s Adjusted Operating Income and Adjusted Segment Operating Income on a constant currency basis.

•

“Adjusted EPS” is defined as diluted EPS attributable to Mondelēz International from continuing operations excluding the impacts of the items listed in the Adjusted Operating Income definition, as well as losses on debt extinguishment and related expenses; gains or losses on interest rate swaps no longer designated as accounting cash flow hedges due to changed financing and hedging plans; net earnings from divestitures; and initial impacts from enacted tax law changes; and gains or losses on equity method investment transactions. Similarly, within Adjusted

EPS, the company’s equity method investment net earnings exclude its proportionate share of its investees’ significant operating and non-operating items. The tax impact of each of the items excluded from the company’s U.S GAAP results was computed based on the facts and tax assumptions associated with each item, and such impacts have also been excluded from Adjusted EPS. The company also evaluates growth in the company’s Adjusted EPS on a constant currency basis.

•	“Free Cash Flow” is defined as net cash provided by operating activities less capital expenditures. Free Cash Flow is the company’s primary measure used to monitor its cash flow performance.

See the attached schedules for supplemental financial data and corresponding reconciliations of the non-GAAP financial measures referred to above to the most comparable U.S. GAAP financial measures for the three and nine months ended September 30, 2022 and September 30, 2021. See Items Impacting Comparability of Operating Results below for more information about the items referenced in these definitions that specifically impacted the company’s results.

SEGMENT OPERATING INCOME

The company uses segment operating income to evaluate segment performance and allocate resources. The company believes it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes unrealized gains and losses on hedging activities (which are a component of cost of sales), general corporate expenses (which are a component of selling, general and administrative expenses), amortization of intangibles, gains and losses on divestitures and acquisition-related costs (which are a component of selling, general and administrative expenses) in all periods presented. The company excludes these items from segment operating income in order to provide better transparency of its segment operating results. Furthermore, the company centrally manages benefit plan non-service income and interest and other expense, net. Accordingly, the company does not present these items by segment because they are excluded from the segment profitability measure that management reviews.

ITEMS IMPACTING COMPARABILITY OF OPERATING RESULTS

The following information is provided to give qualitative and quantitative information related to items impacting comparability of operating results. The company identifies these based on how management views the company’s business; makes financial, operating and planning decisions; and evaluates the company’s ongoing performance. In addition, the company discloses the impact of changes in currency exchange rates on the company’s financial results in order to reflect results on a constant currency basis.

Divestitures, Divestiture-related costs and Gains/(losses) on divestitures

Divestitures include completed sales of businesses, exits of major product lines upon completion of a sale or licensing agreement and the partial or full sale of an equity method investment such as KDP or JDE Peet’s (discussed separately below under the gains and losses on equity method investment transactions section). As the company records its share of KDP and JDE Peet’s ongoing earnings on a one-quarter lag basis, any KDP or JDE Peet’s ownership reductions are reflected as divestitures within the company’s non-GAAP results the following quarter. Divestiture-related costs, which includes costs for the company’s divestitures as defined above, also includes costs incurred associated with the company’s publicly-announced processes to sell businesses.

•

The company’s non-GAAP results include the impacts from 2021 partial sales of its equity method investment in KDP and the May 8, 2022 partial sale of its equity investment in JDE Peet’s as if the sales occurred at the beginning of all periods presented. See the section on gains/losses on equity method investment transactions below for more information.

•

On July 7, 2022, the company completed the sale of a business in Argentina including several local gum and candy brands and a manufacturing facility. In addition, the company’s Kraft Heinz Company license agreement to produce and sell Kraft mayonnaise in Latin America countries, predominately Mexico, expired on September 1,2022. The divestitures of these businesses resulted in a year-over-year reduction in net revenues of $10 million in the three months and $6 million in the nine months ended September 30, 2022. In addition, the company incurred divestiture-related costs of $1 million in the three months and $3 million in the nine months ended September 30, 2022.

•

In May 2022, the company announced its intention to divest the company’s developed market gum and global Halls businesses. In the third quarter of 2022, we formally began to seek potential buyers for these businesses. In addition, the company incurred divestiture-related costs of $5 million in the three months and $9 million in the nine months ended September 30, 2022.

•

On November 1, 2021, the company completed the sale of MaxFoods Pty Ltd, an Australian packaged seafood business that it had acquired as part of its acquisition of Gourmet Food Holdings Pty Ltd (“Gourmet Food”). The sales price was $57 million Australian dollars ($41 million), net of cash divested with the business, and the company recorded an immaterial loss on the transaction. The divestiture of this business resulted in a year-over-year decline in net revenues of $16 million in the three months and $30 million in the nine months ended September 30, 2022.

Acquisitions, Acquisition-related costs and Acquisition integration costs and contingent consideration adjustments

Acquisition-related costs, which includes transaction costs such as third party advisor, investment banking and legal fees, also includes one-time compensation expense related to the buyout of non-vested employee stock ownership plan shares. Acquisition integration costs and contingent consideration adjustments include one-time costs related to the integration of acquisitions as well as any adjustments made to the fair market value of contingent compensation liabilities that have been previously booked for earn-outs related to acquisitions that do not relate to employee compensation expense. The company excludes these items to better facilitate comparisons of our underlying operating performance across periods.

On November 1, 2022, the company acquired Grupo Bimbo’s confectionery business, Ricolino, located primarily in Mexico. The company incurred acquisition-related costs of $1 million in the nine months ended September 30, 2022. The company also incurred acquisition integration costs of $7 million in the three and nine months ended September 30, 2022.

On August 1, 2022, the company acquired 100% of the equity of Clif Bar & Company (“Clif Bar”), a leading U.S. maker of nutritious energy bars with organic ingredients. The acquisition expands our global snacks bar business and complements our refrigerated snacking and performance nutrition bar portfolios. The acquisition added incremental net revenues of $157 million during the three and nine months ended September 30,2022, and an operating loss of $33 million during the three and nine months ended September 30, 2022. The operating loss includes acquisition integration costs and contingent consideration adjustments of $16 million and an inventory step-up charge of $20 million incurred during the three and nine months ended September 30, 2022. The company also incurred acquisition-related costs of $292 million in the three months and $296 million in the nine months ended September 30, 2022. These acquisition-related costs are primarily related to the buyout of the non-vested employee stock ownership plan shares.

On January 3, 2022, the company acquired Chipita Global S.A. (“Chipita”), a leading croissants and baked snacks company in the Central and Eastern European markets. The acquisition of Chipita offers a strategic complement to the company’s existing portfolio and advances its strategy to become the global leader in broader snacking. The acquisition added incremental net revenues of $158 million during the three months and $490 million during the nine months ended September 30, 2022, and operating income of $25 million during the three months and $39 million during the nine months ended September 30, 2022. The company incurred acquisition-related costs of $21 million in the nine months ended September 30, 2022, and $6 million in the nine months ended September 30, 2021. The company also incurred acquisition integration costs of $14 million in the three months and $85 million in the nine months ended September 30, 2022, and $6 million in the three and nine months ended September 30, 2021.

On April 1, 2021, the company acquired Gourmet Food Holdings Pty Ltd, a leading Australian food company in the premium biscuit and cracker category. The acquisition added incremental net revenues of $14 million and operating income of $1 million during the nine months ended September 30, 2022. The company incurred acquisition integration costs of $1 million in the three and nine months ended September 30, 2022. The company also incurred acquisition-related costs of $7 million in the nine months ended September 30, 2021.

On March 25, 2021, the company acquired a majority interest in Lion/Gemstone Topco Ltd (“Grenade”), a performance nutrition leader in the United Kingdom. The acquisition of Grenade expands the company’s position into the premium nutrition segment. The acquisition added incremental net revenues of $21 million and operating income of $2 million during the nine months ended September 30, 2022. The company incurred acquisition-related costs of $2 million in the nine months ended September 30, 2021.

On January 4, 2021, the company acquired the remaining 93% of equity of Hu Master Holdings, a category leader in premium chocolate in the United States, which provides a strategic complement to the company’s snacking portfolio in North America through growth opportunities in chocolate and other offerings in the well-being segment. The initial cash consideration paid was $229 million, net of cash received, and the company may be required to pay additional contingent consideration. The estimated fair value of the contingent consideration obligation at the acquisition date was $132 million and was determined using a Monte Carlo simulation based on forecasted future results. During the third quarter of 2021, the company recorded a $70 million reduction to the liability due to changes in the expected pace of growth. During the third quarter of 2022, the company recorded an additional $7 million reduction to the liability due to further changes to forecasted future results. As a result of acquiring the remaining equity interest, the company consolidated the operation and recorded a pre-tax gain of $9 million ($7 million after-tax) related to stepping up the company’s previously-held $8 million (7%) investment to fair value. The company incurred acquisition-related costs of $9 million in the three and nine months ended September 30, 2021.

On April 1, 2020, the company acquired a majority interest in Give & Go, a North American leader in fully-finished sweet baked goods and owner of the famous two-bite® brand of brownies and the Create-A-Treat® brand, known for cookie and gingerbread house decorating kits. The acquisition of Give & Go provides access to the in-store bakery channel and expands the company’s position in broader snacking. The company incurred acquisition integrations costs of $1 million in the nine months ended September 30, 2022, and $3 million in the nine months ended September 30, 2021.

Simplify to Grow Program

The primary objective of the Simplify to Grow Program is to reduce the company’s operating cost structure in both its supply chain and overhead costs. The program covers severance as well as asset disposals and other manufacturing and procurement-related one-time costs.

Restructuring costs

The company recorded a $10 million gain due to the sale of assets included in the restructuring program as well as restructuring charges of $3 million in the three months and restructuring charges of $8 million in the nine months ended September 30, 2022. The company recorded restructuring charges of $62 million in the three months and $250 million in the nine months ended September 30, 2021. This activity was recorded within asset impairment and exit costs and benefit plan non-service income. These charges were for severance and related costs, non-cash asset write-downs (including accelerated depreciation and asset impairments) and other adjustments, including any gains on sale of restructuring program assets.

Implementation costs

Implementation costs primarily relate to reorganizing the company’s operations and facilities in connection with its supply chain reinvention program and other identified productivity and cost saving initiatives. The costs include incremental expenses related to the closure of facilities, costs to terminate certain contracts and the simplification of the company’s information systems. The company recorded implementation costs of $23 million in the three months and $62 million in the nine months ended September 30, 2022 and $65 million in the three months and $132 million in the nine months ended September 30, 2021.

Intangible asset impairment charges

During the company’s 2022 annual testing of indefinite-life intangible assets, the company recorded a $23 million intangible asset impairment charge in the third quarter of 2022 related to one brand. The impairment arose due to lower than expected growth and profitability in a local biscuit brand in AMEA.

During the first quarter of 2022, the company recorded a $78 million intangible asset impairment charge in AMEA due to lower than expected growth and profitability of a local biscuit brand sold in select markets in AMEA and Europe.

During the second quarter of 2021, the company recorded a $32 million intangible asset impairment charge in North America related to a small biscuit brand, primarily due to lower than expected sales growth.

Mark-to-market impacts from commodity and currency derivative contracts

The company excludes unrealized gains and losses (mark-to-market impacts) from outstanding commodity and forecasted currency and equity method investment transaction derivative contracts from its non-GAAP earnings measures. The mark-to-market impacts of commodity and forecasted currency transaction derivatives are excluded until such time that the related exposures impact the company’s operating results. Since the company purchases commodity and forecasted currency transaction contracts to mitigate price volatility primarily for inventory requirements in future periods, the company makes this adjustment to remove the volatility of these future inventory purchases on current operating results to facilitate comparisons of its underlying operating performance across periods. The company excludes equity method investment derivative contract settlements as they represent protection of value for future divestitures. The company recorded net unrealized losses on commodity, forecasted currency and equity method transaction derivatives of $120 million in the three months and $220 million in the nine months ended September 30, 2022, and recorded net unrealized gains of $134 million in the three months and $268 million in the nine months ended September 30, 2021.

Remeasurement of net monetary position

During the first quarter of 2022, primarily based on data published by the Türkiye Statistical Institute that indicated that Türkiye’s three-year cumulative inflation rate exceeded 100%, the company concluded that Türkiye became a highly inflationary economy for accounting purposes. As of April 1, 2022, the company began to apply highly inflationary accounting for its subsidiaries operating in Türkiye and changed their functional currency from the Turkish lira to the U.S. dollar. Within selling, general and administrative expenses, we recorded a remeasurement gain of $1 million during the three and nine months ended September 30, 2022 related to the revaluation of the Turkish lira denominated net monetary position over these periods.

During the second quarter of 2018, primarily based on published estimates which indicated that Argentina’s three-year cumulative inflation rate exceeded 100%, the company concluded that Argentina became a highly inflationary economy for accounting purposes. As of July 1, 2018, the company began to apply highly inflationary accounting for its Argentinean subsidiaries and changed their functional currency from the Argentinean peso to the U.S. dollar. Within selling, general and administrative expenses, the company recorded remeasurement losses of $12 million in the three months and $27 million in the nine months ended September 30, 2022 and $2 million in the three months and $10 million in the nine months ended September 30, 2021 related to the revaluation of the Argentinean peso denominated net monetary position over these periods.

Impact from pension participation changes

The impact from pension participation changes represent the charges incurred when employee groups are withdrawn from multiemployer pension plans and other changes in employee group pension plan participation. The company excludes these charges from its non-GAAP results because those amounts do not reflect the company’s ongoing pension obligations.

During the second quarter of 2021, the company made a decision to freeze its Defined Benefit Pension Scheme in the United Kingdom. As a result, the company recognized a curtailment credit of $3 million in the three months and $17 million in the nine months ended September 30, 2021 recorded within benefit plan non-service income. In addition, the company incurred incentive payment charges and other expenses related to this decision of $2 million in the three months and $47 million in the nine months ended September 30, 2021 included in operating income.

On July 11, 2019, the company received an undiscounted withdrawal liability assessment related to the company’s complete withdrawal from the Bakery and Confectionery Union and Industry International Pension Fund totaling $526 million and requiring pro-rata monthly payments over 20 years. The company began making monthly payments during the third quarter of 2019. In connection with the discounted long-term liability, the company recorded accreted interest of $3 million in the three months and $8 million in the nine months ended September 30, 2022 and $2 million in the three months and $8 million in the nine months ended September 30, 2021 within interest and other expense, net. As of September 30, 2022, the remaining discounted withdrawal liability was $348 million, with $15 million recorded in other current liabilities and $333 million recorded in long-term other liabilities.

Incremental costs due to the war in Ukraine

In February 2022, Russia began a military invasion of Ukraine and the company closed its operations and facilities in Ukraine. In March 2022, the company’s two Ukrainian manufacturing facilities in Trostyanets and Vyshhorod were significantly damaged. During the first quarter of 2022, the company evaluated and impaired these and other assets. The company recorded $143 million of total expenses ($145 million after-tax) incurred as a direct result of the war, including $75 million recorded in asset impairment and exit costs, $44 million in cost of sales and $24 million in selling, general and administrative expenses. The company reversed approximately $7 million in the three months and $22 million in the nine months ended September 30, 2022 of previously recorded charges primarily as a result of higher than expected collection of trade receivables and inventory recoveries.

Loss on debt extinguishment and related expenses

On March 18, 2022, the company completed a tender offer and redeemed long-term U.S. dollar denominated notes totaling $987 million. The company recorded a $129 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $38 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $91 million in unamortized forward starting swap losses in earnings at the time of the debt extinguishment.

On March 31, 2021, the company completed an early redemption of euro (€1,200 million) and U.S. dollar ($992 million) denominated notes. The company recorded a $137 million loss on debt extinguishment and related expenses within interest and other expense, net, consisting of $110 million paid in excess of carrying value of the debt and from recognizing unamortized discounts and deferred financing costs in earnings and $27 million foreign currency derivative loss related to the redemption payment at the time of the debt extinguishment.

Initial impacts from enacted tax law changes

The company excludes initial impacts from enacted tax law changes from its non-GAAP financial measures as they do not reflect its ongoing tax obligations under the enacted tax law changes. Initial impacts include items such as the remeasurement of deferred tax balances and the transition tax from the 2017 U.S. tax reform. Previously, the company only excluded the initial impacts from more material tax reforms, specifically the impacts of the 2019 Swiss tax reform and 2017 U.S. tax reform. To facilitate comparisons of its underlying operating results, the company has recast all historical non-GAAP earnings measures to exclude the initial impacts from enacted tax law changes.

The company recorded net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation of $13 million in the three months and $22 million in the nine months ended September 30, 2022. The company recorded a net tax benefit of $4 million from a decrease of its deferred tax liabilities resulting from enacted tax legislation in the three months and a net tax expense from the increase of its deferred tax liabilities resulting from enacted tax legislation (mainly in the United Kingdom) of $95 million in the nine months ended September 30, 2021.

Gains and losses on equity method investment transactions

JDE Peet’s transaction

On May 8, 2022, the company sold approximately 18.6 million of our JDE Peet’s shares back to JDE Peet’s, which reduced our ownership interest by approximately 3% to 19.8%. The company received €500 million ($529 million) of proceeds and recorded a loss of €8 million ($8 million) on this sale during the second quarter of 2022.

Keurig Dr Pepper transactions

On August 2, 2021, the company sold approximately 14.7 million shares of KDP, which reduced its ownership interest by 1% to 5.3% of the total outstanding shares. The company received $500 million of proceeds and recorded a pre-tax gain of $248 million (or $189 million after-tax) during the third quarter of 2021.

On June 7, 2021, the company participated in a secondary offering of KDP shares and sold approximately 28 million shares, which reduced its ownership interest by 2% to 6.4% of the total outstanding shares. The company received $997 million of proceeds and recorded a pre-tax gain of $520 million (or $392 million after-tax) during the second quarter of 2021.

The company considers these ownership reductions partial divestitures of its equity method investment in KDP. Therefore, the company has removed the equity method investment net earnings related to the divested portion from its non-GAAP financial results for Adjusted EPS for all historical periods presented to facilitate comparison of results. The company’s U.S. GAAP results, which include its equity method investment net earnings from KDP, did not change from what was previously reported.

Equity method investee items

Within Adjusted EPS, the company’s equity method investment net earnings exclude its proportionate share of its equity method investees’ significant operating and non-operating items, such as acquisition and divestiture-related costs, restructuring program costs and initial impacts from enacted tax law changes.

Constant currency

Management evaluates the operating performance of the company and its international subsidiaries on a constant currency basis. The company determines its constant currency operating results by dividing or multiplying, as appropriate, the current period local currency operating results by the currency exchange rates used to translate the company’s financial statements in the comparable prior-year period to determine what the current-period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.

OUTLOOK

The company’s outlook for 2022 Organic Net Revenue growth, Adjusted EPS growth on a constant currency basis and Free Cash Flow are non-GAAP financial measures that exclude or otherwise adjust for items impacting comparability of financial results such as the impact of changes in currency exchange rates, restructuring activities, acquisitions and divestitures. The company is not able to reconcile its projected Organic Net Revenue growth to its projected reported net revenue growth for the full-year 2022 because the company is unable to predict during this period the impact from potential acquisitions or divestitures, as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Adjusted EPS growth on a constant currency basis to its projected reported diluted EPS growth for the full-year 2022 because the company is unable to predict during this period the timing of its restructuring program costs, mark-to-market impacts from commodity and forecasted currency transaction derivative contracts and impacts from potential acquisitions or divestitures as well as the impact of currency translation due to the unpredictability of future changes in currency exchange rates, which could be material as a significant portion of the company’s operations are outside the U.S. The company is not able to reconcile its projected Free Cash Flow to its projected net cash from operating activities for the full-year 2022 because the company is unable to predict during this period the timing and amount of capital expenditures impacting cash flow. Therefore, because of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of these measures without unreasonable effort.

Schedule 4a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues

(in millions of U.S. dollars)

(Unaudited)

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Three Months Ended September 30, 2022
Reported (GAAP)	$913		$1,704		$2,649		$2,497		$7,763
Divestitures	(1)		—		—		—		(1)
Acquisitions	—		—		(167)		(167)		(334)
Currency	62		145		374		9		590

Organic (Non-GAAP)	$974		$1,849		$2,856		$2,339		$8,018

For the Three Months Ended September 30, 2021
Reported (GAAP)	$751		$1,629		$2,714		$2,088		$7,182
Divestitures	(11)		(16)		—		—		(27)

Organic (Non-GAAP)	$740		$1,613		$2,714		$2,088		$7,155

% Change
Reported (GAAP)	21.6%		4.6%		(2.4)%		19.6%		8.1%
Divestitures	1.6	pp	1.0	pp	—	pp	—	pp	0.4	pp
Acquisitions	—		—		(6.2)		(8.0)		(4.6)
Currency	8.4		9.0		13.8		0.4		8.2

Organic (Non-GAAP)	31.6%		14.6%		5.2%		12.0%		12.1%

Vol/Mix	5.8	pp	8.5	pp	(4.6	)pp	(0.6	)pp	0.7	pp
Pricing	25.8		6.1		9.8		12.6		11.4

	Latin America		AMEA		Europe		North America		Mondelēz International
For the Nine Months Ended September 30, 2022
Reported (GAAP)	$2,615		$5,106		$8,210		$6,870		$22,801
Divestitures	(22)		—		—		—		(22)
Acquisitions	—		(15)		(540)		(183)		(738)
Currency	89		287		912		17		1,305

Organic (Non-GAAP)	$2,682		$5,378		$8,582		$6,704		$23,346

For the Nine Months Ended September 30, 2021
Reported (GAAP)	$2,089		$4,826		$8,035		$6,112		$21,062
Divestitures	(28)		(30)		—		—		(58)

Organic (Non-GAAP)	$2,061		$4,796		$8,035		$6,112		$21,004

% Change
Reported (GAAP)	25.2%		5.8%		2.2%		12.4%		8.3%
Divestitures	0.6 pp		0.7	pp	—	pp	—	pp	0.2	pp
Acquisitions	—		(0.3)		(6.7)		(3.0)		(3.5)
Currency	4.3		5.9		11.3		0.3		6.2

Organic (Non-GAAP)	30.1%		12.1%		6.8%		9.7%		11.2%

Vol/Mix	8.6	pp	7.8	pp	1.5	pp	(0.4	)pp	3.1	pp
Pricing	21.5		4.3		5.3		10.1		8.1

Schedule 4b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Revenues - Markets

(in millions of U.S. dollars)

(Unaudited)

	Emerging Markets		Developed Markets		Mondelēz International
For the Three Months Ended September 30, 2022
Reported (GAAP)	$3,094		$4,669		$7,763
Divestitures	(1)		—		(1)
Acquisitions	(125)		(209)		(334)
Currency	232		358		590

Organic (Non-GAAP)	$3,200		$4,818		$8,018

For the Three Months Ended September 30, 2021
Reported (GAAP)	$2,584		$4,598		$7,182
Divestitures	(11)		(16)		(27)

Organic (Non-GAAP)	$2,573		$4,582		$7,155

% Change
Reported (GAAP)	19.7%		1.5%		8.1%
Divestitures	0.5	pp	0.4	pp	0.4	pp
Acquisitions	(4.8)		(4.5)		(4.6)
Currency	9.0		7.8		8.2

Organic (Non-GAAP)	24.4%		5.2%		12.1%

Vol/Mix	8.0	pp	(3.4	)pp	0.7	pp
Pricing	16.4		8.6		11.4

	Emerging Markets		Developed Markets		Mondelēz International
For the Nine Months Ended September 30, 2022
Reported (GAAP)	$8,864		$13,937		$22,801
Divestitures	(22)		—		(22)
Acquisitions	(376)		(362)		(738)
Currency	507		798		1,305

Organic (Non-GAAP)	$8,973		$14,373		$23,346

For the Nine Months Ended September 30, 2021
Reported (GAAP)	$7,440		$13,622		$21,062
Divestitures	(28)		(30)		(58)

Organic (Non-GAAP)	$7,412		$13,592		$21,004

% Change
Reported (GAAP)	19.1%		2.3%		8.3%
Divestitures	0.2	pp	0.2	pp	0.2	pp
Acquisitions	(5.0)		(2.7)		(3.5)
Currency	6.8		5.9		6.2

Organic (Non-GAAP)	21.1%		5.7%		11.2%

Vol/Mix	9.2	pp	(0.3	)pp	3.1	pp
Pricing	11.9		6.0		8.1

Schedule 5a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,763	$2,613	33.7%	$679	8.7%
Simplify to Grow Program	—	12		16
Intangible asset impairment charges	—	—		23
Mark-to-market (gains)/losses from derivatives	—	184		186
Acquisition-related costs	—	72		292
Acquisition integration costs and contingent consideration adjustments	—	1		27
Inventory step-up	—	20		20
Divestiture-related costs	—	1		6
Operating income from divestitures	(1)	—		—
Remeasurement of net monetary position	—	—		11
Incremental costs due to war in Ukraine	—	(2)		(7)

Adjusted (Non-GAAP)	$7,762	$2,901	37.4%	$1,253	16.1%

Currency		194		95

Adjusted @ Constant FX (Non-GAAP)		$3,095		$1,348

	For the Three Months Ended September 30, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$7,182	$2,824	39.3%	$1,294	18.0%
Simplify to Grow Program	—	57		127
Mark-to-market (gains)/losses from derivatives	—	(133)		(132)
Acquisition integration costs and contingent consideration adjustments	—	1		(57)
Operating income from divestitures	(27)	(6)		(6)
Remeasurement of net monetary position	—	—		2
Impact from pension participation changes	—	1		2

Adjusted (Non-GAAP)	$7,155	$2,744	38.4%	$1,230	17.2%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(211)		$(615)
$ Change - Adjusted (Non-GAAP)		157		23
$ Change - Adjusted @ Constant FX (Non-GAAP)		351		118

% Change - Reported (GAAP)		(7.5)%		(47.5)%
% Change - Adjusted (Non-GAAP)		5.7%		1.9%
% Change - Adjusted @ Constant FX (Non-GAAP)		12.8%		9.6%

Schedule 5b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Gross Profit / Operating Income

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2022
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$22,801	$8,237	36.1%	$2,700	11.8%
Simplify to Grow Program	—	33		69
Intangible asset impairment charges	—	—		101
Mark-to-market (gains)/losses from derivatives	—	265		268
Acquisition-related costs	—	72		318
Acquisition integration costs and contingent consideration adjustments	—	2		96
Inventory step-up	—	20		20
Divestiture-related costs	—	3		12
Operating income from divestitures	(22)	(3)		(4)
Remeasurement of net monetary position	—	—		26
Incremental costs due to war in Ukraine	—	35		121

Adjusted (Non-GAAP)	$22,779	$8,664	38.0%	$3,727	16.4%

Currency		481		249

Adjusted @ Constant FX (Non-GAAP)		$9,145		$3,976

	For the Nine Months Ended September 30, 2021
	Net Revenues	Gross Profit	Gross Profit Margin	Operating Income	Operating Income Margin
Reported (GAAP)	$21,062	$8,421	40.0%	$3,449	16.4%
Simplify to Grow Program	—	92		381
Intangible asset impairment charges	—	—		32
Mark-to-market (gains)/losses from derivatives	—	(270)		(270)
Acquisition-related costs	—	—		24
Acquisition integration costs and contingent consideration adjustments	—	2		(54)
Operating income from divestitures	(58)	(9)		(11)
Gain on acquisition	—	—		(9)
Remeasurement of net monetary position	—	—		10
Impact from pension participation changes	—	20		47
Impact from resolution of tax matters	—	—		(5)

Adjusted (Non-GAAP)	$21,004	$8,256	39.3%	$3,594	17.1%

		Gross Profit		Operating Income
$ Change - Reported (GAAP)		$(184)		$(749)
$ Change - Adjusted (Non-GAAP)		408		133
$ Change - Adjusted @ Constant FX (Non-GAAP)		889		382

% Change - Reported (GAAP)		(2.2)%		(21.7)%
% Change - Adjusted (Non-GAAP)		4.9%		3.7%
% Change - Adjusted @ Constant FX (Non-GAAP)		10.8%		10.6%

Schedule 6a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Three Months Ended September 30, 2022
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$679	$(30)	$71	$638	$184	28.8%	$6	$(85)	$1	$532	$0.39
Simplify to Grow Program	16	—	—	16	3		—	—	—	13	0.01
Intangible asset impairment charges	23	—	—	23	6		—	—	—	17	0.01
Mark-to-market (gains)/losses from derivatives	186	—	69	117	22		(3)	—	—	98	0.07
Acquisition-related costs	292	—	—	292	—		—	—	—	292	0.21
Acquisition integration costs and contingent consideration adjustments	27	—	(1)	28	6		—	—	—	22	0.02
Inventory step-up	20	—	—	20	5		—	—	—	15	0.01
Divestiture-related costs	6	—	—	6	2		—	—	—	4	—
Net earnings from divestitures	—	—	—	—	(1)		—	—	—	1	—
Remeasurement of net monetary position	11	—	—	11	—		—	—	—	11	0.01
Impact from pension participation changes	—	—	(3)	3	1		—	—	—	2	—
Incremental costs due to war in Ukraine	(7)	—	—	(7)	(2)		—	—	—	(5)	—
Initial impacts from enacted tax law changes	—	—	—	—	(13)		—	—	—	13	0.01
Loss on equity method investment transactions	—	—	—	—	(1)		(3)	—	—	4	—
Equity method investee items	—	—	—	—	4		—	(1)	—	(3)	—

Adjusted (Non-GAAP)	$1,253	$(30)	$136	$1,147	$216	18.8%	$—	$(86)	$1	$1,016	$0.74

Currency										97	0.07

Adjusted @ Constant FX (Non-GAAP)										$1,113	$0.81

Diluted Average Shares Outstanding											1,379

	For the Three Months Ended September 30, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$1,294	$(37)	$82	$1,249	$342	27.4%	$(250)	$(105)	$4	$1,258	$0.89
Simplify to Grow Program	127	—	—	127	32		—	—	—	95	0.06
Mark-to-market (gains)/losses from derivatives	(132)	—	—	(132)	(24)		2	—	—	(110)	(0.08)
Acquisition integration costs and contingent consideration adjustments	(57)	—	—	(57)	(15)		—	—	—	(42)	(0.03)
Net earnings from divestitures	(6)	—	—	(6)	(4)		—	13	—	(15)	(0.01)
Remeasurement of net monetary position	2	—	—	2	—		—	—	—	2	—
Impact from pension participation changes	2	3	(2)	1	—		—	—	—	1	—
Initial impacts from enacted tax law changes	—	—	—	—	4		—	—	—	(4)	—
Gain on equity method investment transactions	—	—	—	—	(59)		248	—	—	(189)	(0.13)
Equity method investee items	—	—	—	—	—		—	4	—	(4)	—

Adjusted (Non-GAAP)	$1,230	$(34)	$80	$1,184	$276	23.3%	$—	$(88)	$4	$992	$0.70

Diluted Average Shares Outstanding											1,408

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 6b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Earnings and Tax Rate

(in millions of U.S. dollars and shares, except per share data)

(Unaudited)

	For the Nine Months Ended September 30, 2022
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Loss on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$2,700	$(93)	$337	$2,456	$595	24.2%	$19	$(300)	$8	$2,134	$1.54
Simplify to Grow Program	69	(1)	—	70	16		—	—	—	54	0.04
Intangible asset impairment charges	101	—	—	101	25		—	—	—	76	0.05
Mark-to-market (gains)/losses from derivatives	268	—	51	217	41		(3)	—	—	179	0.13
Acquisition-related costs	318	—	—	318	3		—	—	—	315	0.23
Acquisition integration costs and contingent consideration adjustments	96	—	(4)	100	57		—	—	—	43	0.03
Inventory step-up	20	—	—	20	5		—	—	—	15	0.01
Divestiture-related costs	12	—	—	12	3		—	—	—	9	0.01
Net earnings from divestitures	(4)	—	—	(4)	(1)		—	14	—	(17)	(0.01)
Remeasurement of net monetary position	26	—	—	26	—		—	—	—	26	0.02
Impact from pension participation changes	—	—	(8)	8	2		—	—	—	6	—
Incremental costs due to war in Ukraine	121	—	—	121	(4)		—	—	—	125	0.09
Loss on debt extinguishment and related expenses	—	—	(129)	129	31		—	—	—	98	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(22)		—	—	—	22	0.01
Loss on equity method investment transactions	—	—	—	—	(1)		(16)	—	—	17	0.01
Equity method investee items	—	—	—	—	(1)		—	13	—	(12)	(0.01)

Adjusted (Non-GAAP)	$3,727	$(94)	$247	$3,574	$749	21.0%	$—	$(273)	$8	$3,090	$2.22

Currency										254	0.19

Adjusted @ Constant FX (Non-GAAP)										$3,344	$2.41

Diluted Average Shares Outstanding											1,389

	For the Nine Months Ended September 30, 2021
	Operating Income	Benefit plan non- service expense / (income)	Interest and other expense, net	Earnings before income taxes	Income taxes (1)	Effective tax rate	Gain on equity method investment transactions	Equity method investment net losses / (earnings)	Non- controlling interest earnings	Net Earnings attributable to Mondelēz International	Diluted EPS attributable to Mondelēz International
Reported (GAAP)	$3,449	$(135)	$358	$3,226	$952	29.5%	$(745)	$(290)	$12	$3,297	$2.33
Simplify to Grow Program	381	(1)	—	382	98		—	—	—	284	0.20
Intangible asset impairment charges	32	—	—	32	8		—	—	—	24	0.02
Mark-to-market (gains)/losses from derivatives	(270)	—	(4)	(266)	(42)		2	—	—	(226)	(0.16)
Acquisition-related costs	24	—	—	24	4		—	—	—	20	0.01
Acquisition integration costs and contingent consideration adjustments	(54)	—	—	(54)	(14)		—	—	—	(40)	(0.03)
Net earnings from divestitures	(11)	—	—	(11)	(11)		—	46	—	(46)	(0.03)
Gain on acquisition	(9)	—	—	(9)	(2)		—	—	—	(7)	—
Remeasurement of net monetary position	10	—	—	10	—		—	—	—	10	0.01
Impact from pension participation changes	47	17	(8)	38	8		—	—	—	30	0.02
Impact from resolution of tax matters	(5)	—	2	(7)	(1)		—	—	—	(6)	—
Loss on debt extinguishment and related expenses	—	—	(137)	137	34		—	—	—	103	0.07
Initial impacts from enacted tax law changes	—	—	—	—	(95)		—	—	—	95	0.07
Gain on equity method investment transactions	—	—	—	—	(184)		743	—	—	(559)	(0.40)
Equity method investee items	—	—	—	—	3		—	(51)	—	48	0.03

Adjusted (Non-GAAP)	$3,594	$(119)	$211	$3,502	$758	21.6%	$—	$(295)	$12	$3,027	$2.14

Diluted Average Shares Outstanding											1,415

(1)	Taxes were computed for each of the items excluded from the company’s GAAP results based on the facts and tax assumptions associated with each item.

Schedule 7a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Three Months Ended September 30,
	2022	2021	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$0.39	$0.89	$(0.50)	(56.2)%
Simplify to Grow Program	0.01	0.06	(0.05)
Intangible asset impairment charges	0.01	—	0.01
Mark-to-market (gains)/losses from derivatives	0.07	(0.08)	0.15
Acquisition-related costs	0.21	—	0.21
Acquisition integration costs and contingent consideration adjustments	0.02	(0.03)	0.05
Inventory step-up	0.01	—	0.01
Net earnings from divestitures	—	(0.01)	0.01
Remeasurement of net monetary position	0.01	—	0.01
Initial impacts from enacted tax law changes	0.01	—	0.01
Gain on equity method investment transactions	—	(0.13)	0.13

Adjusted EPS (Non-GAAP)	$0.74	$0.70	$0.04	5.7%
Impact of unfavorable currency	0.07	—	0.07

Adjusted EPS @ Constant FX (Non-GAAP)	$0.81	$0.70	$0.11	15.7%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.05
Impact from acquisitions			0.02
Change in benefit plan non-service income			—
Change in interest and other expense, net			(0.03)
Change in equity method investment net earnings			0.01
Change in income taxes			0.04
Change in shares outstanding			0.02

			$0.11

Schedule 7b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Diluted EPS

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021	$ Change	% Change
Diluted EPS attributable to Mondelēz International (GAAP)	$1.54	$2.33	$(0.79)	(33.9)%
Simplify to Grow Program	0.04	0.20	(0.16)
Intangible asset impairment charges	0.05	0.02	0.03
Mark-to-market (gains)/losses from derivatives	0.13	(0.16)	0.29
Acquisition-related costs	0.23	0.01	0.22
Acquisition integration costs and contingent consideration adjustments	0.03	(0.03)	0.06
Inventory step-up	0.01	—	0.01
Divestiture-related costs	0.01	—	0.01
Net earnings from divestitures	(0.01)	(0.03)	0.02
Remeasurement of net monetary position	0.02	0.01	0.01
Impact from pension participation changes	—	0.02	(0.02)
Incremental costs due to war in Ukraine	0.09	—	0.09
Loss on debt extinguishment and related expenses	0.07	0.07	—
Initial impacts from enacted tax law changes	0.01	0.07	(0.06)
Loss/(gain) on equity method investment transactions	0.01	(0.40)	0.41
Equity method investee items	(0.01)	0.03	(0.04)

Adjusted EPS (Non-GAAP)	$2.22	$2.14	$0.08	3.7%
Impact of unfavorable currency	0.19	—	0.19

Adjusted EPS @ Constant FX (Non-GAAP)	$2.41	$2.14	$0.27	12.6%

Adjusted EPS @ Constant FX - Key Drivers
Increase in operations			$0.18
Impact from acquisitions			0.03
Change in benefit plan non-service income			(0.01)
Change in interest and other expense, net			(0.01)
Change in equity method investment net earnings			—
Change in income taxes			0.04
Change in shares outstanding			0.04

			$0.27

Schedule 8a

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Three Months Ended September 30, 2022
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$913		$1,704		$2,649		$2,497		$—	$—	$—	$—	$7,763
Divestitures	(1)		—		—		—		—	—	—	—	(1)

Adjusted (Non-GAAP)	$912		$1,704		$2,649		$2,497		$—	$—	$—	$—	$7,762

Operating Income
Reported (GAAP)	$112		$257		$413		$465		$(186)	$(58)	$(32)	$(292)	$679
Simplify to Grow Program	(1)		1		8		—		—	8	—	—	16
Intangible asset impairment charges	—		23		—		—		—	—	—	—	23
Mark-to-market (gains)/losses from derivatives	—		—		—		—		186	—	—	—	186
Acquisition-related costs	—		—		—		—		—	—	—	292	292
Acquisition integration costs and contingent consideration adjustments	6		1		13		7		—	—	—	—	27
Inventory step-up	—		—		—		20		—	—	—	—	20
Divestiture-related costs	1		—		—		—		—	5	—	—	6
Remeasurement of net monetary position	12		—		(1)		—		—	—	—	—	11
Incremental costs due to war in Ukraine	—		—		(7)		—		—	—	—	—	(7)

Adjusted (Non-GAAP)	$130		$282		$426		$492		$—	$(45)	$(32)	$—	$1,253
Currency	6		31		59		—		—	3	(4)	—	95

Adjusted @ Constant FX (Non-GAAP)	$136		$313		$485		$492		$—	$(42)	$(36)	$—	$1,348

$ Change - Reported (GAAP)	$21		$(10)		$(95)		$102		n/m	$(23)	$—	n/m	$(615)
$ Change - Adjusted (Non-GAAP)	39		15		(98)		83		n/m	(16)	—	n/m	23
$ Change - Adjusted @ Constant FX (Non-GAAP)	45		46		(39)		83		n/m	(13)	(4)	n/m	118

% Change - Reported (GAAP)	23.1%		(3.7)%		(18.7)%		28.1%		n/m	(65.7)%	0.0%	n/m	(47.5)%
% Change - Adjusted (Non-GAAP)	42.9%		5.6%		(18.7)%		20.3%		n/m	(55.2)%	0.0%	n/m	1.9%
% Change - Adjusted @ Constant FX (Non-GAAP)	49.5%		17.2%		(7.4)%		20.3%		n/m	(44.8)%	(12.5)%	n/m	9.6%

Operating Income Margin
Reported %	12.3%		15.1%		15.6%		18.6%						8.7%
Reported pp change	0.2	pp	(1.3	)pp	(3.1	)pp	1.2	pp					(9.3	)pp
Adjusted %	14.3%		16.5%		16.1%		19.7%						16.1%
Adjusted pp change	2.0	pp	(0.1	)pp	(3.2	)pp	0.1	pp					(1.1	)pp

	For the Three Months Ended September 30, 2021
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$751	$1,629	$2,714	$2,088	$—	$—	$—	$—	$7,182
Divestitures	(11)	(16)	—	—	—	—	—	—	(27)

Adjusted (Non-GAAP)	$740	$1,613	$2,714	$2,088	$—	$—	$—	$—	$7,155

Operating Income
Reported (GAAP)	$91	$267	$508	$363	$132	$(35)	$(32)	$—	$1,294
Simplify to Grow Program	1	3	8	108	—	7	—	—	127
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(132)	—	—	—	(132)
Acquisition integration costs and contingent consideration adjustments	—	—	6	(62)	—	(1)	—	—	(57)
Operating income from divestitures	(3)	(3)	—	—	—	—	—	—	(6)
Remeasurement of net monetary position	2	—	—	—	—	—	—	—	2
Impact from pension participation changes	—	—	2	—	—	—	—	—	2

Adjusted (Non-GAAP)	$91	$267	$524	$409	$—	$(29)	$(32)	$—	$1,230

Operating Income Margin
Reported %	12.1%	16.4%	18.7%	17.4%					18.0%
Adjusted %	12.3%	16.6%	19.3%	19.6%					17.2%

Schedule 8b

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Segment Data

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30, 2022
	Latin America		AMEA		Europe		North America		Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,615		$5,106		$8,210		$6,870		$—	$—	$—	$—	$22,801
Divestitures	(22)		—		—		—		—	—	—	—	(22)

Adjusted (Non-GAAP)	$2,593		$5,106		$8,210		$6,870		$—	$—	$—	$—	$22,779

Operating Income
Reported (GAAP)	$305		$740		$1,170		$1,337		$(268)	$(170)	$(96)	$(318)	$2,700
Simplify to Grow Program	—		7		23		28		—	11	—	—	69
Intangible asset impairment charges	—		101		—		—		—	—	—	—	101
Mark-to-market (gains)/losses from derivatives	—		—		—		—		268	—	—	—	268
Acquisition-related costs	—		—		—		—		—	—	—	318	318
Acquisition integration costs and contingent consideration adjustments	6		1		81		8		—	—	—	—	96
Inventory step-up	—		—		—		20		—	—	—	—	20
Divestiture-related costs	3		—		—		—		—	9	—	—	12
Operating income from divestitures	(4)		—		—		—		—	—	—	—	(4)
Remeasurement of net monetary position	27		—		(1)		—		—	—	—	—	26
Incremental costs due to war in Ukraine	—		—		121		—		—	—	—	—	121

Adjusted (Non-GAAP)	$337		$849		$1,394		$1,393		$—	$(150)	$(96)	$—	$3,727
Currency	8		60		188		2		—	(3)	(6)	—	249

Adjusted @ Constant FX (Non-GAAP)	$345		$909		$1,582		$1,395		$—	$(153)	$(102)	$—	$3,976

$ Change - Reported (GAAP)	$84		$(102)		$(308)		$405		n/m	$7	$6	n/m	$(749)
$ Change - Adjusted (Non-GAAP)	106		23		(171)		161		n/m	8	6	n/m	133
$ Change - Adjusted @ Constant FX (Non-GAAP)	114		83		17		163		n/m	5	—	n/m	382

% Change - Reported (GAAP)	38.0%		(12.1)%		(20.8)%		43.5%		n/m	4.0%	5.9%	n/m	(21.7)%
% Change - Adjusted (Non-GAAP)	45.9%		2.8%		(10.9)%		13.1%		n/m	5.1%	5.9%	n/m	3.7%
% Change - Adjusted @ Constant FX (Non-GAAP)	49.4%		10.0%		1.1%		13.2%		n/m	3.2%	0.0%	n/m	10.6%

Operating Income Margin
Reported %	11.7%		14.5%		14.3%		19.5%						11.8%
Reported pp change	1.1	pp	(2.9	)pp	(4.1	)pp	4.3	pp					(4.6	)pp
Adjusted %	13.0%		16.6%		17.0%		20.3%						16.4%
Adjusted pp change	1.8	pp	(0.6	)pp	(2.5	)pp	0.1	pp					(0.7	)pp

	For the Nine Months Ended September 30, 2021
	Latin America	AMEA	Europe	North America	Unrealized G/(L) on Hedging Activities	General Corporate Expenses	Amortization of Intangibles	Other Items	Mondelēz International
Net Revenue
Reported (GAAP)	$2,089	$4,826	$8,035	$6,112	$—	$—	$—	$—	$21,062
Divestitures	(28)	(30)	—	—	—	—	—	—	(58)

Adjusted (Non-GAAP)	$2,061	$4,796	$8,035	$6,112	$—	$—	$—	$—	$21,004

Operating Income
Reported (GAAP)	$221	$842	$1,478	$932	$270	$(177)	$(102)	$(15)	$3,449
Simplify to Grow Program	11	(11)	34	328	—	19	—	—	381
Intangible asset impairment charges	—	—	—	32	—	—	—	—	32
Mark-to-market (gains)/losses from derivatives	—	—	—	—	(270)	—	—	—	(270)
Acquisition-related costs	—	—	—	—	—	—	—	24	24
Acquisition integration costs and contingent consideration adjustments	—	—	6	(60)	—	—	—	—	(54)
Operating income from divestitures	(6)	(5)	—	—	—	—	—	—	(11)
Gain on acquisition	—	—	—	—	—	—	—	(9)	(9)
Remeasurement of net monetary position	10	—	—	—	—	—	—	—	10
Impact from pension participation changes	—	—	47	—	—	—	—	—	47
Impact from resolution of tax matters	(5)	—	—	—	—	—	—	—	(5)

Adjusted (Non-GAAP)	$231	$826	$1,565	$1,232	$—	$(158)	$(102)	$—	$3,594

Operating Income Margin
Reported %	10.6%	17.4%	18.4%	15.2%					16.4%
Adjusted %	11.2%	17.2%	19.5%	20.2%					17.1%

Schedule 9

Mondelēz International, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

Net Cash Provided by Operating Activities to Free Cash Flow

(in millions of U.S. dollars)

(Unaudited)

	For the Nine Months Ended September 30,
	2022	2021	$ Change
Net Cash Provided by Operating Activities (GAAP)	$2,516	$2,720	$(204)
Capital Expenditures	(621)	(639)	18

Free Cash Flow (Non-GAAP)	$1,895	$2,081	$(186)